Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Xcel Brands, Inc. and Subsidiaries on Form S-8 (File No. 333 – 264382; File No. 333 - 188985; File No. 333-201252; File No. 333 – 214150) of our report dated April 18, 2024, with respect to our audits of the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries as of December 31, 2023 and 2022 and for the years then ended appearing in the Annual Report on Form 10-K/A of Xcel Brands, Inc. and Subsidiaries for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

New York, New York

November 27, 2024